Exhibit 10.5
Colin McCracken

Colin McCracken
Paddock View
Pettoch Farm
Nr Drongan
KA6 6HD
Date: June 16, 2021
Dear Colin
TERMS AND CONDITIONS OF EMPLOYMENT
The following Terms and Conditions of Employment (the “Agreement”) apply to your employment with Fluidigm UK Limited (the "Company") as at the date of issue. They are given to you pursuant to s.1 Employment Rights Act 1996.
PREAMBLE
For certainty, the terms of this Agreement shall supersede and replace any and all prior agreements or arrangements in respect of your employment with the Company and any of its Associated Companies including:
–your offer of employment letter dated November 30, 2018 with Fluidigm UK Limited,
– your offer of employment letter dated April 12, 2019 with Fluidigm Canada Inc, and
–your relocation extension letter dated May 7, 2021 issued by Fluidigm Canada Inc., which are all terminated.
You will receive a repatriation package, as described in the Repatriation Agreement letter dated 16th June 2021.
Your participation in Fluidigm Corporation 2020 Change of Control and Severance Plan (the “Plan”) remains effective under this Agreement, subject to all of the terms and conditions of the Plan.
1.DATE OF COMMENCEMENT
1.1Your employment with the Company will commence on June 26, 2021 and will continue until terminated in accordance with clause 18 below.
1.2The Company shall recognize your prior period of service first with Fluidigm UK Limited and subsequently with Fluidigm Canada Inc, commencing on March 1, 2019, for purposes relating to your employment with the Company.
2.DUTIES
2.1You are employed as a Chief Commercial Officer reporting to the Chief Executive Officer of Fluidigm Corporation, in which capacity you shall devote all your time, attention and skill to your duties of employment. You shall faithfully and diligently perform such duties and exercise such powers consistent with them as may from time to time be assigned to you by the Company. A description of your duties is set out in Schedule 1.

2.2You will perform all acts, duties and obligations and comply with such orders as may be designated by the Company and which are reasonably consistent with your job title. The Company may require you to undertake the duties of another position, either in addition to or instead of the above duties, it being understood that you will not be required to perform duties which are not reasonably within your capabilities.
2.3The Company may require you (as part of your duties of employment) to perform duties or services not only for the Company but also for any of its Associated Company where such duties or services are of a similar status to or consistent with your position with the Company. The Company may at its sole discretion assign your employment to any of its Associated Company on the same terms and conditions as set out, or referred to, in this Agreement.
2.4You are required to report your own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee or director of the Company to Senior Human Resources Business Partner, or as indicated in the Company’s Complaint Procedures for Accounting and Auditing Matters policy, immediately on becoming aware of it.
2.5You authorise the Company, and any agent instructed by the Company, to access any program or data held on any computer used by you in the course of performing your duties of employment (and regardless of whether the program or data is related to your duties of employment).
2.6You agree that during your employment with the Company, you will not improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any former employer or other person or entity with which you have an obligation to keep such items in confidence. You further agree that you have not and will not bring onto the Company’s premises or transfer onto the Company’s technology systems any unpublished document, proprietary information or trade secrets belonging to any such third party unless disclosure to, and use by, the Company has been consented to in writing by such third party.
2.7You represent and warrant that you have no other agreements, relationships, or commitments to any other person or entity that conflict with the provisions of this Agreement, your obligations to the Company under this Agreement, or your ability to become employed and perform the services for which you are being hired by the Company. You further agree that if you have signed a confidentiality agreement, non-solicitation or non-competition agreement, or any similar type of agreement and/or covenant, with any former employer or other entity, you will comply with the terms of any such agreement/covenant(s). You represent and warrant that after undertaking a careful search (including searches of your computers, cell phones, electronic devices, and documents), you have returned all property and confidential information belonging to all prior employers (and/or other third parties you have performed services for in accordance with the terms of your applicable agreement). Moreover, you agree to fully indemnify the Company, its directors, officers, agents, employees, investors, shareholders, administrators, Associated Companies, divisions, subsidiaries, predecessor and successor corporations, and assigns for all verdicts, judgments, settlements, and other losses incurred by any of them resulting from your breach of my obligations under any agreement with a third party to which you are a party or obligation by which you are bound, as well as any reasonable attorneys’ fees and costs if the plaintiff is the prevailing party in such an action, except as prohibited by law.
3.HOURS OF WORK
3.1Your basic hours of work are 40 per week, Monday to Friday. The Company's core office hours are 9.00 am to 5.30 pm ("Core Hours"). When working at your home address you must be available and contactable by representatives of the Company or clients during Core Hours. For the avoidance of doubt, you may be required to work irregular hours for the proper performance of your duties.

3.2You may also be required to work additional hours by way of overtime either as and when requested to do so by the Company or when the proper performance of your work so requires. You will not be entitled to be paid extra remuneration for any such additional hours worked in excess of your basic weekly hours
4.PLACE OF WORK
4.1Your place of work is your home address, which is currently Paddock View, Pattoch Farm, Nr Drongan, KA6 6HD. However, you may be required to work at any other premises which the Company currently has or may later acquire in the United Kingdom.
4.2You will be required to travel extensively worldwide (for at least 50% of your working time), and to make regular journeys to the United States for the performance of your duties.
4.3The Company may require you to attend its offices in the U.S. or any other of its or a client's premises, (when you might otherwise be working from your home address) at such times as the Company considers necessary for the proper performance of your duties, and in any event, to:
(a)attend a client or company meeting;
(b)take part in a disciplinary investigation or attend a disciplinary meeting;
(c)attend a training session or examination;
(d)take part in the Company's performance review process;
(e)undertake tasks which you are not able to carry out from home; or
(f)meet the operational needs of the Company's or its clients' businesses.
4.4You agree that the Company's representatives, at reasonable times and on reasonable notice, may enter your home address for the purposes of:
(a)conducting a health and safety assessment of your work station and equipment provided by the Company;
(b)installing, inspecting, replacing, maintaining or servicing equipment that the Company provides for the purposes of working from home, and to ensure that such equipment is stored securely;
(c)recovering Company equipment on termination of your employment; or
(d)recovering confidential information (whether in hard copy or stored on your personal home computer system, and whether belonging to the Company or to any of its clients) on termination of your employment, (and you agree that you will provide all necessary passwords and or encryption data in order to achieve the same).
4.5You agree to comply with any request by the Company to carry out a health and safety self-assessment in respect of your home working.
4.6You are required to inform the HR Department as soon as possible if you plan to change your home address.
4.7You confirm that you are not in breach of any legal obligation, covenant or agreement in working at your home.

4.8During your employment with the Company, you shall not be required to work outside the United Kingdom for any continuous period of more than one month.
5COMPANY PROPERTY
5.1The Company may provide the following property and equipment to you for your sole business use for the purpose of carrying out work duties from your home address:
(a)Portable Computer
(b)Printer
(c)iPhone or similar device
i.which shall remain the property of the Company at all times.
5.2The Company will install and maintain such equipment, as necessary, at its own expense.
5.3You shall be responsible for ensuring that you use the Company equipment solely for performing your duties under this Agreement. You shall be responsible for any damage to Company equipment that goes beyond ordinary wear and tear, and you are required to report to the office manager at the Company any such damage or malfunction as soon as you become aware of it.
5.4You shall be responsible for taking out and maintaining a valid policy of insurance covering Company equipment against fire, theft, loss and damage throughout your employment. You agree not to do, cause or permit any act or omission which will invalidate the policy of insurance covering your or the Company's equipment. You shall ensure that the level of cover and other terms of insurance are acceptable to the Company and shall on request supply to the Company copies of such insurance policy and evidence that the relevant premiums have been paid. You agree not to do, cause or permit any act or omission which will invalidate the policy of insurance covering yours or the Company's equipment.
6REMUNERATION, EXPENSES AND DEDUCTIONS
6.1Your basic salary is £270,641.00 per annum payable by credit transfer monthly in arrears, less tax and NI contributions. Your basic salary shall accrue from day to day at a rate of 1/260 th of your annual salary. As from July 1st, 2021, your basic salary will increase to £281,467.00 per annum.
6.2Although the Company will review your basic salary annually, you have no entitlement to a salary increase in any year.
6.3You will be paid or reimbursed for any reasonable expenses properly incurred by you while performing your duties on behalf of the Company, subject to your producing VAT receipts in respect of such expenses, when requested by the Company, and subject to your compliance with the Company's rules and policies relating to expenses.
6.4The Company shall be entitled at any time during your employment, or in any event on termination, to deduct from your remuneration hereunder any monies due from you to the Company including but not limited to any outstanding loans, advances, the cost of repairing any damage or loss to the Company's property caused by you (and of recovering the same), any sums due from you under clause 8.2 below and any other monies owed by you to the Company.
6.5The discretions conferred upon the Company under this clause 6 shall be unfettered and shall not be limited or restricted by any implied term or obligation including, but not limited to, the implied duty not, without reasonable and proper cause, to act in a manner calculated or likely to seriously damage or destroy the relationship of trust and confidence with you (or any similar term implied by the courts into contracts of employment) and any implied duty to act rationally or in good faith.
7CAR
7.1You will be entitled, to a car allowance at the rate of £1030.00 per month/£12,360 per annum, subject to the Company's Car Policy that may change from time to time. Further information about the Car Policy are available from the HR Department.
7.2If you are absent from work due to sickness or injury, you will continue to retain use of the company car or receive your car allowance (whichever is relevant) for the same period as you are entitled to receive Company sick pay (see clause 9 below).
8HOLIDAYS
8.1.You are entitled to 28 working days' paid holiday in each complete calendar year (excluding public holidays normally applicable in England). The Company's holiday year is from 1 January to 31 December.
8.2.On the commencement and termination of your employment, you will be treated as having accrued holiday on a pro rata basis for each complete month of service in that holiday year calculated by reference to your first or last date at work (as appropriate). If, on the termination of your employment, you have exceeded your accrued holiday entitlement, this excess will be deducted from any sums due to you. If you have holiday entitlement still owing the Company may, at its sole discretion, require you to take all or part of your outstanding holiday during your notice period or to pay you a sum in lieu of holiday accrued but untaken in the holiday year in which your employment terminates.
8.3.If the Company has terminated or would be entitled to terminate your employment under clause 18.2 or if you have terminated your employment in breach of this Agreement any payment due under clause 6.1 shall be limited to your statutory entitlement under the Working Time Regulations 1998 (SI 1998/1833) and any paid holidays (including paid public holidays) taken shall be deemed first to have been taken in satisfaction of that statutory entitlement.
8.4.You must obtain the prior approval of your direct manager before booking holiday dates. Not more than two weeks may be taken at any one time, save at the Company's discretion.
8.5.The Company may require you to take any accrued and outstanding holiday entitlement during any period of sickness absence by giving notice at any time. For the avoidance of doubt, any period of holiday taken during sickness absence will also be regarded as a continuation of that sickness absence and will not constitute a return to work. Payment for days of holiday taken during sickness absence will be as set out in clause 9.3 below.
8.6.Holiday entitlement for one holiday year must be taken in the same holiday year. Failure to do so will result in forfeiture of any such accrued holiday not taken.
8.7.You are not entitled to any other form of paid leave not included in this clause 8, clause 9 or clause 18.
9.SICKNESS
9.1Subject to clauses 9.4 to 9.7 below, if you are absent from work due to sickness or other medical incapacity, the Company will pay 100% of your basic salary for a period of 10 days in any period of 12 months ("Company sick pay"). Company sick pay is inclusive of any Statutory Sick Pay ("SSP") to which you may be entitled, and will be based on your basic salary less any State benefits claimable by you on account of your sickness or injury, less normal deductions for tax and NI contributions etc.
After your Company sick pay is exhausted, you will continue to receive SSP when you qualify for it under the prevailing legislation. When Company sick pay and SSP are payable for the same day of sickness you will receive the higher of the two sums.
9.2Payment for any days of holiday taken during sickness absence will be at 1/260th of your basic annual salary, less appropriate deductions and will be made via payroll in the usual way. Any payment made in respect of that holiday will discharge in full any entitlement to Company Sick Pay or permanent health / long term disability insurance payments (as appropriate) for the same period.
9.3In all cases of absence, you must notify the Company on the first morning of your absence, giving the reason for the absence and its anticipated duration. If you are sick or otherwise medically incapacitated for more than seven consecutive days, then a medical certificate (signed by a doctor) must be produced to the Company. Thereafter medical certificates should be submitted regularly to cover the full period of absence. On each occasion a medical certificate expires and you do not anticipate you will be returning to work, you must notify the Company on the first morning following the expiry of the medical certificate.
9.4If you are absent due to illness or an accident immediately before or during a period of pre-arranged holiday the first 5 days of that holiday will still count as holiday. If you then wish to reclaim any days of additional holiday lost due to sickness you must produce a medical certificate at your own expense (signed by a doctor) from the first day of your sickness. If you do not provide the medical certificate, you will not be permitted to reclaim any days of holiday.
9.5You are required to complete the Company's Time-off Request Form for all absences (regardless of duration) and submit it to your direct manager and the HR department.
9.6The Company reserves the right to require you to undergo a medical examination by a doctor or consultant nominated by it, in which event the Company will bear the cost thereof.
9.7If, during your employment, you are absent from work on grounds of sickness or other medical incapacity you will continue to be covered by the Company's life insurance, medical insurance and long-term disability insurance schemes. However your entitlement to car allowance, the payment of the Company's pension contributions, participation in any commission or incentive scheme, and accrual of holiday entitlement will cease on the expiry of the relevant period of Company sick pay entitlement referred to in clause 9.1 above.
9.8Your entitlement to Company sick pay and SSP are subject to the Company's right to terminate your employment in accordance with clause 18 below and the Company will not be liable for any loss arising from such termination of entitlement(s).
10.PENSION AND OTHER BENEFITS
10.1The Company will make contributions of 9% of your basic salary to a personal pension scheme or stakeholder pension scheme of your choice (less any deductions for tax or NI contributions required by law). The Company shall pay such contributions in respect of the relevant year of service into your pension scheme on a monthly basis or on a schedule you specify. There is no contracting-out certificate in force in relation to the State Second Pension.
10.2You shall be eligible to participate in the Company's long-term disability insurance, and private medical insurance schemes. You shall also be eligible to participate in the Company's life assurance scheme. In all cases participation shall be subject to the terms and conditions of such schemes from time to time in force. Details of the schemes can be obtained from the HR Department. The Company reserves the right to terminate its participation in any of the schemes or substitute another scheme or alter the benefits available to you under any scheme(s). If a scheme(s) provider (e.g. an insurance company) refuses for any reason (whether under its own interpretation of the terms of the relevant insurance policy or otherwise) to provide the relevant benefits to you under the applicable scheme(s), the Company shall not be liable to provide, or compensate for the loss of such benefits.
10.3Any actual or prospective loss of entitlement to long term disability or private medical insurance benefits shall not limit or prevent the Company from exercising its right to terminate your employment in accordance with clause 18 below and the Company shall not be liable to provide, or compensate for the loss of such benefits.
10.4You are not entitled to any form of benefits other than those detailed in this Agreement.
11.TRAINING
11.1In addition to general training the Company provides during your induction and throughout your employment, the Company will specify certain mandatory training modules from time to time. These cover matters that are essential for working for the Company.  The subject matter will vary from time to time and the Company will update you on the requirements
12.CONFIDENTIAL INFORMATION
12.1You agree that you will not at any time during your employment (except in the proper performance of your duties) or at any time (without limit) after its termination, directly or indirectly
(a)use for your own purposes or those of any other person, company, business entity or other organisation whatsoever; or
(b)disclose to any person, company, business entity or other organisation whatsoever;
any trade secrets or confidential information relating or belonging to the Company or any Associated Company including but not limited to any Confidential Information.
12.2You further agree that in respect of any trade secrets or confidential information relating or belonging to the Company or any Associated Company including but not limited to any Confidential Information, you will
(a)use your best endeavours to prevent any unauthorised use or disclosure of such secrets or information; and
(b)sign and observe such confidentiality undertakings in favour of the Company or its Associated Companies or any other person as the Company may reasonably require.
12.3"Confidential Information" includes, but is not limited to the following information, save to the extent that such information is in the public domain (other than by way of unauthorised disclosure whether by you or another person):
(a)client/customer lists and contact details and terms of business with clients/customers;
(b)supplier lists and contact details and terms of business with suppliers;
(c)lists of potential clients/customers and any proposed terms of business with potential clients/customers;

(d)price lists or pricing structures including any terms of credit, discount and preferential terms;
(e)sales figures;
(f)sales and marketing strategies;
(g)business plans or dealings;
(h)lists of suppliers and terms of business with suppliers;
(i)lists of employees, officers or contractors and details of remuneration packages and terms of employment/engagement of employees, officers and contractors;
(j)object or source codes and computer software;
(k)financial reports, information and plans;
(l)any proposals relating to the acquisition or disposal of a company or business or any part thereof;
(m)any information not generally known to the public;
(n)technical information and know-how relating to the processes and operations devised, owned or used by the Company or its Associated Companies including but not limited to existing or contemplated products, services, technology, unpublished inventions, designs, formulae, algorithms, formulae, prototypes, product lines, and research activities;
(o)information which may affect the value of the shares in the Company or its Associated Companies and (where relevant) any unpublished price sensitive information (including details of business development projects, proposed acquisitions, sales, joint ventures of disposals involving the Company or its Associated Companies);
(p)any information regarding products or services related to microfluidic chips and associated apparatus, automated protein crystallization products, and PCR and other nucleic acid amplification / detection systems.
(q)any document marked 'Confidential' (or with a similar expression), or any information which you have been told is confidential or which you might reasonably expect the Company would regard as confidential; and
(r)any information which has been given to the Company or an Associated Company in confidence by customers, suppliers or other persons.
12.4You agree that you will not at any time during your employment with the Company make any notes or memoranda relating to any matter within the scope of the Company's business, dealings or affairs otherwise than for the benefit of the Company or any Associated Company.
12.5You are responsible for ensuring the security of your home and that Confidential Information in your home is kept secure. In particular, you undertake to:
(a)encrypt and/or protect by password any Confidential Information held on any computer;
(b)lock your computer whenever it is left unattended;

(c)keep all papers in filing cabinets that are locked when not in use; and
(d)dispose of all Confidential Information securely.
12.6The obligations contained in this clause 12 will not apply to any disclosures required by law or any protected disclosure within the meaning of section 43A of the Employment Rights Act 1996, and shall cease to apply to any information or knowledge which may subsequently come into the public domain after the termination of your employment, other than by way of unauthorised disclosure.
13.EXCLUSIVITY OF SERVICE
13.1You are required to devote your full time, attention and abilities to your job duties during working hours, and to act in the best interests of the Company and its Associated Companies at all times.
13.2You must not, without the written consent of the Company, in any way directly or indirectly (i) be engaged or employed in, or (ii) concerned with (in any capacity whatsoever) or (iii) provide services to, any other business or organisation where this is, or is likely to be, in conflict with the interests of the Company or its Associated Companies or where this may adversely affect the efficient discharge of your duties. However, this does not preclude your holding up to 5% of any class of securities in any company which is quoted on a recognised Stock Exchange.
14.RECEIPT OF PAYMENTS AND BENEFITS FROM THIRD PARTIES
Subject to any written regulations issued by the Company which may be applicable, neither you nor your Immediate Relatives, nor any company or business entity in which you or they have an interest, are entitled to receive or obtain directly or indirectly any payment, discount, rebate, commission or other benefit from third parties in respect of any business transacted (whether or not by you) by or on behalf of the Company or any Associated Company and if you, your Immediate Relatives or any company or business entity in which you or they have an interest, directly or indirectly obtain any such payment, discount, rebate, commission or other benefit you will forthwith account to the Company or the relevant Associated Company for the amount received or the value of the benefit so obtained.
15.INTELLECTUAL PROPERTY, INVENTIONS AND PATENTS
15.1All records, documents, papers (including copies and summaries thereof), works and any other intellectual property and related rights ("Works") made or acquired by you in the course of your employment shall, together with all the worldwide right, title and interest in all the Works, be and at all times remain the absolute property of the Company. To the extent that the Works do not vest automatically in the Company, you shall assign the Works to the Company, or hold them on trust for the Company.
15.2You hereby irrevocably and unconditionally waive all rights granted by Chapter IV of Part I of the Copyright, Designs and Patents Act 1988 that vest in you (whether before, on or after the date hereof) in connection with your authorship of any of the Works in the course of your employment with the Company, wherever in the world enforceable, including without limitation the right to be identified as the author of any such works and the right not to have any such works subjected to derogatory treatment.

15.3You and the Company acknowledge the provisions of Sections 39 to 42 of the Patents Act 1977 ("the Act") relating to the ownership of employees' inventions and the compensation of employees for certain inventions respectively. If you make any inventions that do not belong to the Company under the Act, you agree that you will forthwith license or assign (as determined by the Company) to the Company your rights in relation to such inventions and will deliver to the Company all documents and other materials relating to them. The Company will pay to you such compensation for the licence or assignment as the Company will determine in its absolute discretion, subject to Section 40 of the Act.
16.DISCIPLINARY AND GRIEVANCE PROCEDURES
Details of the Company's non-contractual disciplinary and grievance procedures can be obtained from the HR Department. If you are unhappy about any aspect of your employment with the Company, you should raise the matter at first instance with the HR department. If you are still unhappy you should take up the grievance with the company CEO whose decision shall be final within the Company.
17.COLLECTIVE AGREEMENTS
There are no collective Agreements applicable to your employment.
18.TERMINATION OF EMPLOYMENT
18.1Subject to clause 18.2 below, your contract of employment is terminable by either you or the Company on giving the other three months’ written notice.
18.2The Company reserves the right to terminate your contract without notice, or pay in lieu of notice, if it has reasonable grounds to believe you are guilty of gross misconduct, gross negligence or in material breach of one of the terms of your employment. Examples of gross misconduct can be obtained from the HR Department.
18.3You agree that the Company may at its absolute discretion make a payment or payments (which may, at the Company's absolute discretion, be paid in instalments) representing salary in lieu of any notice of termination of employment which you or the Company is required to give, subject to any reduction under clause 18.4 below. For the avoidance of doubt, such payment or payments shall be less deductions for tax and NI contributions and shall not include the value of any benefits, bonus/incentive, commission, or holiday entitlement which would have accrued to you had you been employed until the expiry of your notice entitlement under clause 18.1 above. Further, you shall have no entitlement to such payment, or payments unless and until the Company notifies you in writing of its decision to make such payment(s) to you.
Your Duty To Mitigate
18.4Where the Company decides to exercise its power under clause 18.5 to make any such payment(s) to you, then you undertake to take all reasonable and necessary steps to find alternative employment to commence within a period equivalent to the notice period (or where notice has been served, the unexpired period of notice) referred to in clause 18.1 commencing on the Termination Date. You will take all reasonable steps to find alternative paid work as soon as possible during this period and will promptly provide the Company with details of any steps taken, any work obtained and the pay or other benefits which you will receive in respect of any such work. The Company may, in its absolute discretion, reduce the amount or amounts of any such payment(s) by such an amount as it shall determine to reflect your actual mitigation, or prospective, or potential to mitigate. For the avoidance of doubt, such reduction may result in the cessation of instalment payments, or you being entitled to no payment.

18.5The Company reserves the right to require you (i) not to attend at work; (ii) not to undertake all or any of your duties hereunder (iii) not to communicate with suppliers, customers or employees of the Company, (iv) not to enter into a contract or arrangement which would bind the Company, and/or (v) not to access the Company's electronic communications systems or documents systems (whether electronic or otherwise) or property or premises (and the Company may restrict or limit your access accordingly) during all or any part of any period of notice (whether given by you or the Company), provided always that the Company shall continue to pay your base salary and contractual benefits.
18.6On termination of your employment, you must immediately return to the Company in accordance with its instructions all equipment, correspondence, records, specifications, software, disks, models, notes, reports and other documents and any copies thereof and any other property belonging to the Company or its Associated Companies (including but not limited to the Company car, keys, credit cards, equipment and passes) which are in your possession or under your control. You must, if so required by the Company, confirm in writing that you have complied with your obligations under this clause 18.6.
18.7The Company shall have the right to suspend you on full pay and benefits pending any investigation into potential dishonesty, gross misconduct or other circumstances which (if proved) would entitle the Company to dismiss you summarily.
19.RESTRICTIONS ON TERMINATION OF EMPLOYMENT
You agree to be bound by the restrictions contained at Schedule 2 to this Agreement.
20.WARRANTY AND UNDERTAKING
You represent and warrant that you are not subject to any agreement, arrangement, contract, understanding, Court Order or otherwise, which in any way directly or indirectly restricts or prohibits you from fully performing the duties of your employment, or any of them, in accordance with the terms and conditions of this Agreement.
21.DEFINITIONS
21.1An "Associated Company" or “Associated Companies” means any firm, company, corporation or other organisation:
(a)which is directly or indirectly controlled by the Company; or
(b)which directly or indirectly controls the Company; or
(c)which is directly or indirectly controlled by a third party who also directly or indirectly controls the Company; or
(d)of which the Company or any other Associated Company owns or has a beneficial interest in 20% or more of the issued share capital or 20% or more of its capital assets; or
(e)which is the successor in title or assign of the firms, companies, corporations or other organisations referred to above.
21.2"Company" shall include the successors in title and assigns of the Company.
21.3"Control" shall have the meaning set out in sections 450 to 451 of the Corporation Tax Act 2010 (as amended).

21.4"Immediate Relatives" shall include husband, wife, registered civil partner, common law spouse, children, brothers, sisters, cousins, aunts, uncles, parents, grandparents, and the aforesaid relatives by marriage or registered civil partnership.
22MISCELLANEOUS
22.1This Agreement cancels and is in substitution for all previous letters of engagement, agreements and arrangements whether oral or in writing relating to the subject matter hereof between the Company and yourself all of which shall be deemed to have been terminated by mutual consent. The remaining contractual terms applicable to your employment with the Company are contained in the opt-out agreement should you decide to sign it.
22.2The various provisions and sub-provisions of this Agreement are severable and if any provision or sub-provision or identifiable part thereof is held to be invalid or unenforceable by any court of competent jurisdiction then such invalidity or unenforceability will not affect the validity or enforceability of the remaining provisions or sub-provisions or identifiable parts thereof in this Agreement.
22.3The construction, validity and performance of this Agreement and all non-contractual obligations (if any) arising from or connected with this Agreement shall be governed by the laws of England.
22.4Both you and the Company irrevocably agree to submit to the exclusive jurisdiction of the courts of England over any claim or matter (including any non-contractual claim) arising under or in connection with this Agreement.
22.5Clause headings are inserted for convenience only and will not affect the construction of this Agreement.

Yours sincerely

/s/Vikam Jog
Vikram Jog (Jun 24, 2021 17:37 PDT)
__________________
Vikram Jog
Director

For and on behalf of FLUIDIGM UK, Limited

I agree with the Terms and Conditions of my Employment as set out or referred to above.
/s/Colin McCracken
Colin McCracken (Jun 24, 2021 21:26 EDT) Jun 24, 2021
Signed ________________________     Date ________________________
Colin McCracken

SCHEDULE 1
JOB DESCRIPTION
This position description is not an exhaustive list of the duties or functions to be performed in this role. You will be required to perform all acts, duties and obligations and comply with such orders as may be designated by the Company and which are reasonably consistent with the role, including as it evolves.
Title: Senior Vice President, Chief Commercial Officer
Date: 14 June 2021
Grade: 13
Reports to: Chris Linthwaite
Summary:
The Chief Commercial Officer will be responsible for revenue growth within the organization, reporting to the CEO. The CCO will advocate and understand the voice of the customer and take a global perspective on market opportunities while continuing to build a commercialization infrastructure and organization to drive market adoption of Fluidigm products.
The CCO will lead in the assessment and prioritization of geographic as well as clinical market segments. This is a highly strategic role, requiring a senior commercial leader who is insightful, intelligent, creative and motivated to be part of the future of translational and clinical research.
The successful CCO will possess high energy, team-building skills and outstanding business acumen. This is an extraordinary opportunity to join an exceptional team with an exciting mission.
KEY ACCOUNTABILITIES & RESPONSIBILITIES
•Leadership: Define Fluidigm’s commercial path to growth and profitability and establish an effective growth process and infrastructure. Develop collaborative working relationships within the organization in pursuit of the company’s overall business goals.
•Marketing: Lead development and oversight of the company’s marketing strategy, with an emphasis on developing and executing on global product marketing strategy for all product lines. This includes strategy development, product roadmap design, investment strategy, product and pricing strategy, competitive positioning/differentiation and competitor tracking, and management of on-market product/s.
•Sales: Develop and execute on the company’s sales strategy across key market segments to ensure that the company identifies and optimizes a clear path to aggressive growth. Responsible for leading the development and implementation of the strategic plan for worldwide field service, service operations, service logistics and sales operations.
•Business Development: Collaborate with Business Development and provide leadership for enterprise-wide business development opportunities. Originate and manage business development opportunities that are consistent with the company’s strategy for revenue growth.
•Global Service and Support: Ensure that Fluidigm provides industry-leading technology and tools to enable customers through best-in-class service plans and a broad menu of options. This includes embracing innovation to deliver exceptional installation, repair and other services that contribute to a superior customer experience.

This role requires a senior commercial leader who is intelligent, creative and motivated to contribute significantly to Fluidigm’s success.
EXPERIENCE & EXPERTISE
•10+ years of commercial leadership experience
•Strong leadership skills
•Demonstrated experience in developing AND executing successful commercialization strategies for life science tools companies
•Strong and demonstrated strategic thinking skills
•Ability to think creatively and develop non-traditional solutions to complex business challenges
•Outstanding sales management skill
•Strong negotiation and analytical skills
•Ability to be hands-on and strategic
•In-depth knowledge of the biopharmaceutical industry and the immuno-oncology market
•In-depth understanding of the clinical market, including FDA and CMS regulations
•Demonstrated track record of strategic collaborations with biopharma
•Excellent verbal and written communication skills; a demonstrated executive presence
•Ability to be independent, resourceful and self-directed
In terms of the performance and personal competencies required for the position, we would highlight the following:

Commercial Acumen
Understands the customer needs and how to serve them; exceptional relationship-building skills; works effectively with the sales organization to drive revenue and fundamental marketing metrics such as Product definition, Pricing, Promotion and Placement (4Ps). Experienced in managing various channels, avoiding channel conflict, setting incentive plans for sell-through models and co-marketing agreements. Is good at learning new industry, company and product trends. Stays abreast of constant shifts and changes of the business and competition. Adheres to the highest professional standards to earn the client’s trust and respect while consistently applying honesty, fairness and candor.

Strategic Marketing
Sees ahead clearly; can anticipate future consequences and trends accurately; has broad knowledge and perspective; is future-oriented; can articulately paint credible pictures and visions of possibilities and likelihoods; can create competitive and breakthrough strategies and plans. Ability to develop effective, actionable growth strategies and adapt to market situation and competitive landscape.

Life Science Expertise
Domain Knowledge: Ability to understand markets and technology. Relevant Experience: Has led a multifunction business (R&D, product management, market development), at scale, with multiple segments; global experience with reagents and instruments.

Global Mindset

Recognizes and addresses issues that are outside national perspective. Issues are viewed without biases or limitations. Possesses a mindset informed by global experience; considers problems and opportunities from a global perspective. Is culturally aware and can conduct business in local terms.

Authentic Leader in Developing People and Teams
Able to move the needle on employee engagement. Experienced manager of people, programs and ideas. Proactive and results-oriented in a highly matrixed environment. Can attract, hire and retain great talent; develops strong teams; builds trust, loyalty and inspiration. Has ability to navigate ambiguity and to make tough calls when needed. Leads by example; self-aware of own strengths and opportunities.

Setting Strategy

•An entrepreneurial and creative approach to developing new, innovative ideas that will stretch the organization and push the boundaries within the industry.
•The ability to effectively balance the desire/need for broad change with an understanding of how much change the organization is capable of handling, to create realistic goals and implementation plans that are achievable and successful.
•The inclination to seek and analyze data from a variety of sources to support decisions and to align others with the organization's overall strategy.

Executing for Results

•The ability to set clear and challenging goals while committing the organization to improved performance; tenacious and accountable in driving results.
•A risk-taker who seeks data and input from others to foresee possible threats or unintended circumstances from decisions; someone who takes smart risks.
•A leader who is viewed by others as having a high degree of integrity and forethought in his/her approach to making decisions; has ability to act in a transparent and consistent manner while always taking into account what is best for the organization.
Relationships and Influence

•Naturally connects and builds strong relationships with others, demonstrating strong emotional intelligence and an ability to communicate clearly and persuasively.
•An ability to inspire trust and followership in others through compelling influence, powerful charisma, passion in his/her beliefs and active drive.
Creates a sense of purpose/meaning for the team that generates followership beyond his/her own personality and engages others to the greater purpose for the organization.

SCHEDULE 2
RESTRICTIVE COVENANTS
1.THE RESTRICTIONS
1.1No involvement with a competing business
You agree that during the six months following the Termination Date you will not, in any Capacity, without the prior written consent of the Company, in competition with the Company or any Associated Company:
(a)provide services in respect of a Competing Business which is being carried out or to be carried out in a Restricted Territory; or
(b)set up, carry on, be concerned with, or have any other interest in a Competing Business which is being carried out or to be carried out in a Restricted Territory.
1.2No solicitation of Customers and Prospective Customers
You agree that during the six months following the Termination Date you will not, in any Capacity, without the prior written consent of the Company, in competition with the Company or any Associated Company:
(a)(i) solicit; (ii) assist in soliciting; (iii) interfere with, or (iv) exert any influence over, the custom or business of any Customer or Prospective Customer (including excluding the Company or any Associated Company from a new business opportunity); or
(b)reduce the amount of business which a Customer or Prospective Customer conducts or intends to conduct with the Company or any Associated Company, or adversely affects the terms on which the Company or any Associated Company conducts its business with a Customer or Prospective Customer.
1.3No dealing with Customers and Prospective Customers
You agree that during the six months following the Termination Date you will not, in any Capacity, without the prior written consent of the Company, in competition with the Company or any Associated Company, develop or provide products or services for, or otherwise deal with, or accept or facilitate the acceptance of the custom of, any Customer or Prospective Customer.
1.4No solicitation of Key Employees
You agree that during the six months following the Termination Date you will not, in any Capacity, without the prior written consent of the Company:
(a)(i) solicit; or (ii) assist in soliciting; or (iii) entice away; or (iv) try to entice away from the Company or any Associated Company any Key Employee;
(b)be personally involved to a material extent in (i) accepting into employment, (ii) recruiting, (iii) engaging, or (iv) otherwise using the services of, any Key Employee;
(c)do any act which may encourage a Key Employee to terminate their employment or engagement with the Company or any Associated Company;
(d)interfere with the relationship between the Company or any Associated Company and a Key Employee.

1.5Team Moves
You agree that during the six months following the Termination Date you will not, in any Capacity, without the prior written consent of the Company (i) be involved in the recruitment of, or (i) solicit; or (iii) assist in soliciting; or (iv) entice away; or (v) try to entice away from, the Company or any Associated Company, any Team Member where the proposed recruitment of that Team Member is part of a Team Recruitment Exercise.
1.6No interference with Suppliers
You agree that during the six months following the Termination Date you will not, in any Capacity, in relation to any contract or arrangement which the Company or any Associated Company has with any Supplier for the supply of goods or services to the Company and/or to any Associated Company:
(a)interfere with the supply of goods or services to the Company or any Associated Company from any Supplier (including, but not limited to, doing anything which would cause the Supplier adversely to vary the terms on which it conducts business with the Company or any Associated Company); or
(b)induce any Supplier of goods or services to the Company or any Associated Company to cease or decline to supply such goods or services in the future.
1.7No connection after termination
Following the Termination Date you will not in any Capacity:
(a)represent yourself, or permit yourself to be represented, as being employed by or otherwise connected with the Company or any of its any Associated Company (except where agreed by such a company);
(b)represent, promote, advertise or refer to your previous connection with the Company or any Associated Company in a way which seeks to utilise the goodwill of such a company;
(c)knowingly do anything that might reasonably be expected to damage the goodwill or reputation of the Company or any Associated Company;
(d)carry on, or cause or permit to be carried on, any business using any name or branding which is or has been used by the Company or any Associated Company or which is in the reasonable opinion of the Company calculated or likely to cause confusion with such a name or branding in the minds of members of the public or imply a connection with the Company or any Associated Company.
1.8General terms applicable to the Restrictions
(a)The duration of the restrictions set out in this Schedule 2 will be reduced pro rata by any period of garden leave;
(b)You agree that the obligations contained in this Schedule 2 are reasonable and necessary to protect the legitimate business interests of the Company and any Associated Company. You confirm that you have had the opportunity to take independent legal advice on the terms of this Agreement;
(c)None of the obligations contained in this Schedule 2 are intended to prevent you from holding shares, debentures or stock of any company listed on a recognised stock exchange provided that no aggregate holding confers more than 5 per cent of the votes at a general meeting of the company concerned;

(d)Each restriction in this Schedule 2 is intended to apply after the Termination Date, regardless of whether your termination is lawful. The restrictions will apply even if termination results from a breach of a provision of this Agreement.
1.9You agree that if your employment is transferred to any other person, firm, company or other entity, pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006 you will, if required, enter into an agreement with such other person, firm, company or other entity, that will contain provisions that provide protection to the new employer similar to that provided to the Company and any Associated Company in this Schedule 2.
2.OFFERS OF EMPLOYMENT AND TEAM RECRUITMENT
2.1You agree that if you receive an offer of employment from, or offer to provide services to, any person, firm, company or other entity (an "Offeror") (whether you accept it or not) either during your employment with the Company or during the six months following the Termination Date, you will:
(a)provide to the Offeror details of the substance of the restrictions contained in this Schedule,
(b)notify the Company of the offer and the identity of the Offeror and provide such other details as the Company may reasonably request.
The obligation in this paragraph 2.1 is without prejudice to your obligations of confidentiality and general obligation to immediately disclose any conflict of interest to the Company.
2.2You agree that you will notify the Company as soon as possible if you become aware that any person, firm, company or other entity is undertaking or proposing to undertake a Team Recruitment Exercise (whether or not you are involved in such exercise) or become aware of any employee being recruited as part of a Team Recruitment Exercise and you will provide such further details as the Company may reasonably request.
3.INTERPRETING THE RESTRICTIONS
In this Schedule 2:
3.1"Confidential Information" has the meaning set out at clause 12.3.
3.2"Termination Date" means the date your employment ends, howsoever arising.
3.3"Associated Company" and "Company" have the same meaning given to them in clause 21 of the Agreement.
3.4"Capacity" means whether you are acting (i) directly or indirectly (through any other person, firm or company), (ii) alone or jointly with others, (iii) as principal, agent, consultant, officer, director, partner, shareholder, independent contractor, worker, employee or in any other capacity, and/or (iv) for your own benefit or that of others.
3.5"Competing Business" means any business which competes with or is preparing to compete with any business carried on, or to be carried on, by the Company or any Associated Company and in respect of which you
(a)were involved to a material extent, or
(b)obtained Relevant Confidential Information, and

(c)which includes but is not limited to the following : Affymetrix, Inc., Agena Bioscience, Inc., Agilent Technologies, Inc., Becton, Dickinson and Company, Bio-Rad Laboratories, Inc., Danaher Corporation, Illumina, Inc., Life Technologies Corporation (now part of Thermo Fisher Scientific Inc.), LGC Limited, Luminex Corporation, Millipore Corporation, NanoString Technologies, Inc., PerkinElmer, Inc. (through its acquisition of Caliper Life Sciences, Inc.), RainDance Technologies, Inc., Roche Diagnostics Corporation, Sony Corporation, Thermo Fisher Scientific Inc., and WaferGen Bio-systems, Inc.
in each case in the course of your employment at any time in the six months immediately preceding the Termination Date, or the Garden Leave Date, whichever is the earlier.
3.6"Customer" means any customer or client of the Company or an Associated Company:
(a)with whom you, or anyone working under your direct supervision or control, has been responsible in a management capacity;
(b)with whom you have had material dealings;
(c)in respect of whom you have obtained material Confidential Information; or
(d)in respect of whom or whose business you have been materially involved in the development, implementation, or delivery of products, services, solutions, offerings or tenders, in each case at any time during the six months immediately preceding the Termination Date, or the Garden Leave Date, whichever is the earlier
3.7"Garden Leave Date" means the date on which you commence a period of garden leave under clause 18.5 of the Agreement.
3.8"Key Employee" means any employee of the Company or an Associated Company who is employed at senior management level or above (or any equivalent career level); and
(a)with whom you have had material dealings; or
(b)with whom you have had direct or indirect managerial responsibility (whether on a specific project or engagement or otherwise); or
(c)in respect of whom you have obtained Confidential Information about their skills, roles, responsibilities, expertise, or other Confidential Information relevant to their potential recruitment or engagement; or
(d)whom you have supervised on a client engagement,
in each case at any time during the six months immediately preceding the Termination Date, or the Garden Leave Date, whichever is the earlier.
3.9"Prospective Customer" means any person, firm, company or other entity with whom the Company or any Associated Company has had any negotiations or material discussions regarding the possible supply of products or services by the Company or any Associated Company and:
(a)with whom you, or anyone working under your direct supervision or control, has been responsible in a management capacity;
(b)with whom you have had material dealings;
(c)in respect of whom you have obtained material Confidential Information; or

(d)in respect of whom or whose business you have been materially involved in the development of products, services, solutions, offerings or tenders, in each case at any time during the six months immediately preceding the Termination Date, or the Garden Leave Date, whichever is the earlier.
3.10"Relevant Confidential Information" means Confidential Information which could be of use or interest to any business which competes or is preparing to compete with the Company or an Associated Company, that would enable it to:
(a)review, amend, change or introduce new products, services, systems, processes, proposals, forecasts, or strategies; and/or
(b)gain a competitive advantage.
3.11"Restricted Territory" means: (i) the United Kingdom; and (ii) any other country where the Company or an Associated Company carries out business and in relation to which you have had material responsibilities (including but not limited to supervisory or management responsibilities), carried out material duties or acquired material Confidential Information, in each case at any time during the six months immediately preceding the Termination Date.
3.12"Supplier" means any person, firm, company, or other entity who:
(a)has supplied goods or services to the Company or any Associated Company during any part of then six months immediately preceding the Termination Date; or
(b)has agreed prior to the Termination Date to supply goods or services to the Company or any Associated Company to commence at any time in the six months following the Termination Date; or
(c)as at the Termination Date, supplies goods or services to the Company or any Associated Company under a contract or arrangement between that Supplier and the Company or the relevant Associated Company.
3.13"Team Member" means any employee of the Company or any Associated Company:
(a)with whom you have had material dealings;
(b)in respect of whom you obtained confidential information which is relevant to their proposed recruitment;
(c)in respect of whom you had supervisory or managerial responsibilities;
(d)who had material dealings with any employee referred to in (a), (b) or (c) above; or
(e)in respect of whom an employee referred to in (a), (b) or (c) above obtained confidential information which is relevant to their proposed recruitment, in each case in the six months immediately preceding the Termination Date, or the Garden Leave Date, whichever is the earlier.
3.14"Team Recruitment Exercise" means an attempt by you, your new employer or any other person, firm, company or other organisation to recruit a team of 2 or more employees of the Company or an Associated Company from the Company or a Associated Company in circumstances where those employees will together be involved in a business in competition with the Company or a Associated Company.

4.ASSOCIATED COMPANIES
4.1The Company contracts as trustee and agent for the benefit of each Associated Company referred to in this Schedule 2. You agree that, if required to do so by the Company, you will enter into covenants in the same terms as those set out in paragraphs 1 and 2 directly with all or any of such Associated Companies. If you fail within 7 days of receiving such a request from a Company to sign the necessary documents to give effect to the foregoing, the Company will be entitled, and is hereby irrevocably and unconditionally authorised by you as your attorney, to execute all such documents as are required to give effect to the foregoing on your behalf.
4.2You acknowledge that the provisions of this Schedule 2 constitute severable undertakings given for the benefit of the Company and all other Associated Companies and may be enforced by the Company on its own behalf or on behalf of any Associated Company.
4.3The benefit of each agreement and obligation imposed upon you under this Schedule 2 may be assigned to and enforced by all successors and assigns for the time being of the Company and its Associated Companies and such agreements and obligations will operate and remain binding notwithstanding the termination of this Agreement.
5.REMEDY
5.1You acknowledge and agree that monetary damages would not be adequate remedy for a breach of any of the obligations contained in this Schedule 2, and that for any breach of such obligations, the Company and its Associated Companies will, in addition to other remedies as may be available to it, or as provided for in this Agreement, be entitled to an injunction, restraining order, or other equitable relief, restraining you from committing or continuing to commit any breach of the covenants. You agree that proof will not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate.
6.SEVERABILITY
6.1The restrictions in paragraph 1 are considered by the parties to be fair and reasonable in all the circumstances. Each of the restrictions contained in paragraph 1 constitutes an entirely separate, severable and independent covenant. If any covenant is found to be invalid this will not affect the validity or enforceability of any of the other covenants.
6.2It is agreed that if any such restrictions by themselves, or taken together, are for any reason unenforceable, but would be enforceable if part or parts of the wording were deleted, the relevant restriction or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and enforceable.